CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (the "Agreement") is made on of this 19th day of February, 2008 by and among UNION CENTER NATIONAL BANK, a bank chartered under the laws of Congress (the "Bank"), CENTER BANCORP INC., a New Jersey corporation that owns all of the capital stock of the Bank (the "Company") and A. RICHARD ABRAHAMIAN ("EMPLOYEE").

BACKGROUND:
WHEREAS, EMPLOYEE is currently employed as a Senior Vice President of the Bank and as a Vice President of the Company; and

WHEREAS, the Boards of Directors of the Bank and the Company believe it is imperative that the Bank and the Company be able to rely upon EMPLOYEE to continue in his position in the event that the Bank or the Company receives any proposal from a third person concerning a possible acquisition of the equity securities or assets of the Bank or the Company, and that the Bank and the Company be able to receive and rely upon EMPLOYEE's advice, if they request it, as to the best interests of the Company, the Bank and their respective shareholders, without concern that EMPLOYEE might be distracted by the personal uncertainties and risks created by such a proposal; and

WHEREAS, to achieve that goal, and to retain EMPLOYEE's services prior to any such activity, the Bank, the Company and EMPLOYEE have agreed to enter into this Agreement to govern EMPLOYEE's termination benefits in the event of a Change in Control Event (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Certain Definitions: As used in the Agreement, the following terms shall have the respective meanings set forth below:

(a) "Cause" means (i) EMPLOYEE's conviction of, guilty plea to, or confession of guilt of, any crime that constitutes a felony or criminal act involving moral turpitude, (ii) EMPLOYEE's commission of a fraudulent, illegal, disloyal or dishonest act in respect of the Bank or the Company, (iii) termination of the Bank's business due to unprofitability, insolvency, bankruptcy or directive by governmental regulators, (iv) EMPLOYEE's willful misconduct or gross negligence that reasonably could be expected to be materially injurious to the business, operations, or reputation of the Bank and/or the Company, (v) EMPLOYEE's violation of a material nature of the Bank's or the Company's policies or procedures in effect from time to time; provided, however, to the extent such violation is subject to cure, such violation shall not constitute "Cause" unless EMPLOYEE fails to cure such violation within 10 days after written notice thereof, (vi) EMPLOYEE's material failure to perform EMPLOYEE's duties as assigned to EMPLOYEE by the Bank and/or the Company from time to time; provided, however, to the extent such failure is subject to cure, such failure shall not constitute "Cause" unless EMPLOYEE fails to cure such failure within 10 days after written notice thereof, or (vii) EMPLOYEE's death.

Termination for "Cause" shall not be construed to include the takeover of the Bank or the Company, in either a hostile or voluntary manner, by another person, firm or corporation.

(b) "Change in Control Event" means (i) the consummation of an acquisition by a third party of a majority of the voting capital stock of the Company or the Bank or substantially all of the assets of the Company or the Bank or (ii) a change in the composition of the Board of Directors of the Company (the "Board") such that the Continuing Directors (as hereinafter defined) no longer constitute a majority of the Board.

(c) "Continuing Directors" shall mean (i) each current member of the Company's Board of Directors and (ii) each person who is hereinafter first nominated to such Board by unanimous vote of the persons who then constitute Continuing Directors.

(d) "Good Reason" means the resignation by EMPLOYEE within 180 days after the occurrence of a Change in Control Event.

(e) "Release" means a general release agreement in a form acceptable to the Company and the Bank, which Release shall include, among other things, a general release of the Bank, the Company and related parties from all liability.

(f) "Trigger Event" shall mean, the occurrence during the Term (as defined below) of either: (i) the termination of EMPLOYEE's employment by the Bank and the Company (or their respective successors) upon, or within 12 months following, a Change in Control Event, other than a termination of EMPLOYEE's employment by the Bank and the Company (or their respective successors) for Cause; or (ii) EMPLOYEE's resignation for Good Reason, upon, or within 12 months following, a Change in Control Event, provided that EMPLOYEE delivers written notice of EMPLOYEE's resignation to the Bank and the Company (or their respective successors ) at least 30 days prior to the effective date of such resignation.

2.  Term of Agreement. Except as otherwise provided in the next sentence of this Section 2, the term of this Agreement shall be two (2) years, effective as of February 19, 2008 and terminating February 19, 2010(the "Initial Term"). This Agreement shall not automatically renew or be automatically extended beyond February 19, 2010. Notwithstanding the foregoing, if a "Change in Control Event" occurs at any time prior to February 19, 2010, then the term of this Agreement shall automatically be extended for a period of one (1) year from the date of such Change in Control Event.

3.  Trigger Event Payments and Benefits.

(A) Upon the occurrence of a Trigger Event (a) subject to EMPLOYEE's execution, delivery and non-revocation of the Release, EMPLOYEE shall be entitled to: (i) a lump sum payment equal to the product of (x) three (3) and (y) the sum of (1) EMPLOYEE's annual base salary as in effect immediately prior to the Trigger Event, (2) the largest annual cash bonus ever received by EMPLOYEE from the Bank and/or the Company (the "Largest Bonus"), (3) the amount recorded on EMPLOYEE's W-2 (for the calendar year preceding the calendar year in which the Trigger Event occurs) that is attributable to fringe benefits provided to EMPLOYEE by the Bank and/or the Company, and (4) the maximum matching contribution that could have been made under the Bank's 401(k) plan if EMPLOYEE had remained employed by the Bank and the Company for an additional one (1) year following the Trigger Event (the "Trigger Event Payment" and together with the "Pension Trigger Event Payment" described in subparagraph B below, the "Combined Trigger Event Payments"); and (ii) if EMPLOYEE timely elects COBRA coverage and provided EMPLOYEE continues to make contributions for such continuation coverage equal to EMPLOYEE's contribution amount in effect immediately preceding the date of EMPLOYEE's termination of employment, the Bank and/or the Company, as applicable, shall waive the remaining portion of EMPLOYEE's healthcare continuation payments under COBRA for an eighteen (18)-month period following the Trigger Event; and (b) all stock options granted to EMPLOYEE by the Company shall be exercisable in full, effective as of the date of the Trigger Event. Notwithstanding the foregoing, in the event that EMPLOYEE becomes eligible to obtain alternate healthcare coverage from a new employer before the 18-month anniversary of the Trigger Event, the Bank's and/or the Company's obligation to waive the remaining portion of EMPLOYEE's healthcare continuation coverage under COBRA shall cease. EMPLOYEE understands and affirms that EMPLOYEE is obligated to inform the Bank and the Company if EMPLOYEE becomes eligible to obtain alternate healthcare coverage from a new employer before the 18-month anniversary of the Trigger Event. In addition, for a period of three years following the Trigger Event, the Bank and the Company, at their expense, shall continue to provide EMPLOYEE with life insurance coverage commensurate with the coverage that was being provided to EMPLOYEE immediately prior to EMPLOYEE's date of termination.

(B) Within thirty (30) days following the occurrence of a Trigger Event, the EMPLOYEE shall, subject to EMPLOYEE's execution, delivery and non-revocation of the Release, also be entitled to a lump sum payment equal to the excess, if any, of (x) the lump sum present value of the benefit that the EMPLOYEE would have been entitled to under the Bank's tax-qualified defined benefit pension plan (the "Pension Plan") had he continued to be employed by the Bank and the Company for an additional three (3) year period following the Triggering Event (assuming that he continued during such period to receive a salary equal to the salary in effect on the date of the Trigger Event and an annual incentive bonus equal to the Largest Bonus), over (y) the lump sum present value of the benefit that the EMPLOYEE is entitled to under the Pension Plan as of the date of EMPLOYEE's termination of employment. Present value calculations, for purposes of the foregoing, shall be made in the manner used under the Pension Plan for purposes of determining lump sum distributions.

(C) The Trigger Event Payment (less applicable withholdings and deductions) shall be paid to EMPLOYEE in a lump sum on the next regular payroll date following the 8th day after EMPLOYEE's execution and delivery of the Release and the Pension Trigger Event Payment shall be paid in accordance with subparagraph B above (but no earlier than the 8th day after EMPLOYEE's execution and delivery of the Release); provided, however, that if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") concerning payments to "specified EMPLOYEEs," the Combined Trigger Event Payments shall be made on the first business day of the seventh month following the Trigger Event. EMPLOYEE shall have no obligation to seek substitute employment or otherwise mitigate the Bank's and the Company's obligations to make the payments set forth in this Section 3.

4. Affects of Section 4999 Excise Taxes. Notwithstanding any provisions in this Agreement to the contrary, in the event that either the Company's independent public accountants or the Internal Revenue Service determines that any payment, coverage or benefit provided to EMPLOYEE is subject to the excise tax imposed by Section 4999 (or any successor provision) of the Code ("Section 4999"), the EMPLOYEE shall have no right under this Agreement or otherwise to receive all or any portion of such payment, coverage or benefit that if received would result in the imposition of the excise tax under Section 4999 (“Excess Benefit”), and neither the Bank nor the Company shall have any obligation to pay the EMPLOYEE an Excess Benefit. If notwithstanding the foregoing the Bank or the Company pays the EMPLOYEE an Excess Benefit, the EMPLOYEE shall promptly repay the Excess Benefit upon notice and demand by the Bank or the Company. This Section 4 shall survive termination of this Agreement.

5. At Will Employment. This Agreement shall not affect any rights of the Bank, the Company or the EMPLOYEE prior to a Change in Control Event or any of your rights granted in any other agreement, plan or arrangements, except that if EMPLOYEE receive all payments under this Agreement, EMPLOYEE shall not be entitled to receive any payments or benefits under any other severance arrangement (if any) with the Bank or the Company. The rights, duties and benefits provided under this Agreement only shall become effective upon a Change in Control Event. Nothing in this Agreement shall alter EMPLOYEE's status as an "at-will" EMPLOYEE. If EMPLOYEE's employment by the Bank and/or the Company is terminated for any reason prior to a Change in Control Event, this Agreement shall thereafter be of no further force and effect.

6. Headings. Headings used in this Agreement are for convenience of reference only and do not affect the meaning of any provision.

7. Counterparts. This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

8. Binding Agreement; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9. Governing Law; Jurisdiction. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Any legal action, suit or other proceeding arising out of or in any way connected with this Agreement shall be brought in the courts of the State of New Jersey, or in the United States courts for the District of New Jersey. With respect to any such proceeding in any such court: (i) each party generally and unconditionally submits itself and its property to the exclusive jurisdiction of such court (and corresponding appellate courts therefrom), and (ii) each party waives, to the fullest extent permitted by law, any objection it has or hereafter may have the venue of such proceeding as well as any claim that it has or may have that such proceeding is in an inconvenient forum.

10. Amendments. This Agreement may only be amended or otherwise modified, and the provisions hereof may only be waived, by a writing executed by the parties hereto.

11. Entire Agreement. This Agreement shall constitute the entire agreement of the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings between them with respect to such matters.

12. Opportunity to Consult Counsel. EMPLOYEE hereby acknowledges that he has read and fully understands this Agreement, and that EMPLOYEE has been advised to, and has had the opportunity to, consult with counsel and EMPLOYEE's personal financial or tax advisor with respect to this Agreement.

13. No Effect on Other Benefits. Notwithstanding anything contained herein to the contrary, nothing contained herein shall adversely effect the rights of the EMPLOYEE and his dependents and beneficiaries to any and all benefits to which any of them may be entitled under the benefit plans and arrangements of the Company and/or the Bank in accordance with the terms of such benefit plans and arrangements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNION CENTER NATIONAL BANK

By:	/s/ Anthony C. Weagley
Anthony C. Weagley, President & CEO

CENTER BANCORP, INC.

By:	/s/ Anthony C. Weagley
Anthony C. Weagley, President & CEO

EMPLOYEE

By:	/s/ A. Richard Abrahamian
A. RICHARD ABRAHAMIAN